Exhibit 99.1

Contact: KimberlyRutherford Corporate Communications 832.601.6193 kimberly.rutherford@usoncology.com

US Oncology Appoints Bruce D. Broussard as President

(Houston, October 20, 2005) – US Oncology today announced the appointment of Bruce D. Broussard, 43, to the position of President for US Oncology Holdings and its operating company, US Oncology, Inc. Broussard has served as Chief Financial Officer of the Company since August 2000 and as Executive Vice President of Pharmaceutical Services since September 2003. He will continue to report to R. Dale Ross, the Chairman and CEO.

Broussard will continue to lead the company’s pharmaceutical distribution business and pharmaceutical services operations, and will assume broader responsibility for the company’s development, marketing and other growth initiatives.

“Since joining the company, Bruce has contributed significantly to our success by strengthening our finance organization and reporting, as well as by expanding the company’s ability to serve community-based oncology practices through the addition of more value-added services to our business model,” said Ross. “As president, he will now be able to focus on the continued growth of the company and to the equally important task of ensuring ongoing value to our existing network and business relationships.”

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As CFO, Broussard was instrumental in strengthening the financial discipline of the company by improving transaction processing, financial reporting and capital planning. He also led the company’s capital market transactions, including several financing transactions and last year’s move to take the Company private.

Broussard’s appointment is intended to provide the network with a dedicated executive to lead all external growth initiatives and to continue to position the Company for success in the oncology marketplace.

“Bruce has demonstrated his ability to lead the company by his involvement in many of the company’s strategic initiatives, including the growth and strengthening of our physician network. He led our efforts to introduce new affiliation models, which strengthened our existing relationships and enabled more oncology practices to tap into our proven practice management expertise. He also led our entry into the pharmaceutical distribution business,” Ross commented.

“He has demonstrated his ability to identify new services and technologies that would be valued by our physician network as well as by the payer community. For example, our acquisition of an oncology-specific electronic medical record system has been received very well by the network as a great tool to increase physician access to patient medical histories, as well as the practice’s evidence-based treatment regimens and clinical trials that offer their patients even greater hope.”

Prior to joining US Oncology in August 2000, Broussard was Chief Executive Officer of Harbor Dental, from December 1997 until July 2000. From January 1996 to October 1997, he was Executive Vice President and Chief Financial Officer of Regency Health Services, Inc. and from 1993 to 1996 he was the Chief Financial Officer and a director of Sun Healthcare Group. He currently serves as a director and compensation committee chairman at U.S. Physical Therapy, Inc.

The Company has commenced a search for a new Chief Financial Officer. Mr. Broussard will continue as CFO until a replacement is found.

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About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest healthcare services networks dedicated exclusively to cancer treatment and research. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs, and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 944 physicians operating in 481 locations, including 82 outpatient comprehensive cancer centers and 13 radiation-only sites of service in 33 states.